Exhibit 16.1

May 12, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 5 of Form 10-Q dated May 12, 2005, of enherent Corp. and are in agreement with the statements contained in the paragraphs 1 through 5 on page 14 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP